Exhibit 10.1

WAIVER AND AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This WAIVER AND AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of the 12th day of June, 2006, by and among Silicon Valley Bank (“Bank” or “Silicon”) and each of the following named corporations: ACT Teleconferencing, Inc., ACT Teleconferencing Services, Inc., ACT Videoconferencing, Inc., ACT Proximity, Inc., and ACT Research, Inc. (collectively and jointly and severally, the “Borrowers” and separately, a “Borrower”), with ACT Teleconferencing, Inc., whose chief executive office is located at 1526 Cole Boulevard, Suite 300, Golden, CO 80401, acting as the Borrowers’ agent.

RECITALS

A. Bank and Borrowers entered into that certain Loan and Security Agreement dated as of November 12, 2004 (as the same has been amended by the First Forbearance Agreement, the Second Forbearance Agreement, the Third Forbearance Agreement, the Fourth Forbearance Agreement, and the Fifth Forbearance, each referred to below, and as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”). Bank has extended credit to Borrowers for the purposes permitted in the Loan Agreement.

B. Bank and Borrowers entered into that certain Forbearance and Amendment to Loan and Security Agreement dated as of May 31, 2005 (the “First Forbearance Agreement”), that certain Second Forbearance, Consent and Amendment to Loan and Security Agreement dated as of July 22, 2005 (the “Second Forbearance Agreement”), that certain Third Forbearance to Loan and Security Agreement dated as of August 31, 2005 (the “Third Forbearance Agreement”), that certain Fourth Forbearance and Amendment to Loan and Security Agreement dated as of October 31, 2005 (the “Fourth Forbearance Agreement”), and that certain Fifth Forbearance and Amendment to Loan and Security Agreement dated as of December 23, 2005 (the “Fifth Forbearance Agreement”) pursuant to which Bank agreed to forbear from exercising its rights and remedies against Borrowers relating to certain events of default that had occurred under the Loan Agreement, through and including 06/12/06, on the terms and conditions set forth therein, and Bank agreed to amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth therein.

C. Borrowers again acknowledge that events of default occurred under the Loan Agreement including Borrowers’ failure to maintain the required Minimum Cash Income as of 08/31/05 and 09/30/05 and 10/31/05 and that Borrowers were in default of the Loan Agreement as a result of Borrowers’ previous failure to comply with Section 5.3 (Schedule Section 6, subsections 5, 6 and 8) and Section 5.1 (Schedule Section 5) of the Loan Agreement as of the end of certain fiscal quarters prior to May 31, 2005 (collectively, the “Existing Defaults”).

D. Borrowers have requested that Bank waive its rights and remedies against Borrowers, limited specifically to the Existing Defaults. Although Bank is under no obligation to do so, Bank is willing to not exercise its rights and remedies against Borrowers related to the Existing Defaults on the terms and conditions set forth in this Amendment, so long as Borrowers comply with the terms, covenants and conditions set forth in this Amendment in a timely manner.

E. Borrowers have requested that Bank amend the Loan Agreement to extend the Maturity Date and otherwise as set forth in this Amendment. Bank has agreed to so amend certain provision of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

Now, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement

2. Waiver of Covenant Defaults.

Bank hereby waives Borrowers’ Existing Defaults under the Loan Agreement. Bank’s waiver of Borrowers’ compliance of those covenants, which were the subject of the Existing Defaults, shall apply only to the foregoing periods. Accordingly, hereinafter, Borrowers shall be in compliance with all covenants.

Bank’s agreement to waive the Existing Defaults (1) in no way shall be deemed an agreement by the Bank to waive Borrower’s compliance with those covenants which were the subject of the Existing Defaults as of all other dates and (2) shall not limit or impair the Bank’s right to demand strict performance of all covenants as of all other dates and (3) shall not limit or impair the Bank’s right to demand strict performance of all other covenants as of any date.

3. Amendments to Loan Agreement.

3.1 Section 5.5 of the Loan Agreement, entitled “Negative Covenants”, shall be amended to change subsection (vii) thereof to read as follows:

(vii) make any loans of any money or other assets except that Borrower may make loans or advances to foreign subsidiaries per fiscal quarter up to an aggregate of $250,000.00 plus whatever cash transfers are necessary for expenses related to Borrowers’ contracts with AT&T Corp.

3.2 Section 8 of the Loan Agreement, entitled “Definitions” shall be amended to change subsections (viii) and (ix) and the sentence immediately following subsection (ix) of the definition of “Eligible Accounts” to read as follows:

(viii) except as provided in the Schedule, the Account must not be owing from an Account Debtor located outside the United States or Canada (unless pre-approved by Silicon in its discretion in writing, or backed by a letter of credit satisfactory to Silicon, or FCIA insured satisfactory to Silicon), and (ix) the Account must not be owing from an Account Debtor to whom Borrower is or may be liable for goods purchased from such Account Debtor or otherwise (but, in such case, the Account will be deemed not eligible only to the extent of any amounts owed by Borrower to such Account Debtor) except for up to $1,200,000.00 of contra accounts of AT&T Corp. may be included subject to receipt by Silicon of an acceptable non-offset letter from AT&T Corp. Accounts owing from one Account Debtor will not be deemed Eligible Accounts to the extent they exceed 25% except 50% for AT&T Corp. of the total Accounts outstanding.

3.3 The Schedule to the Loan and Security Agreement shall be amended entirely and the Schedule to the Loan and Security Agreement attached hereto shall be substituted for that attached to the Loan Agreement.

4. Limitation of Amendments.

4.1 The amendments set forth in Section 4, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

4.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

5. Representations and Warranties. To induce Bank to enter into this Amendment, each Borrower hereby represents and warrants to Bank as follows:

5.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

5.2 Borrower has the corporate power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

5.3 The certificate of incorporation, bylaws and other organizational documents of Borrower delivered to Bank on November 12, 2004 remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized by all necessary corporate action on the part of Borrower;

5.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) the certificate of incorporation or bylaws of Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) any contractual restriction with a Person binding on Borrower;

5.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

5.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6. Prior Agreement. Except as expressly provided for in this Amendment, the Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect. This Amendment is not a novation and the terms and conditions of this Amendment shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents. Nothing in this Amendment shall constitute a satisfaction of any of the Obligations. In the event of any conflict or inconsistency between this Amendment and the terms of such documents, the terms of this Amendment shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

7. Release by Borrowers.

7.1 FOR GOOD AND VALUABLE CONSIDERATION, each Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Amendment (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.

7.2 By entering into this release, each Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower to hereby fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Each Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

7.3 This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Each Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Amendment, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

7.4 Each Borrower hereby represents and warrants to Bank, and acknowledges that Bank is relying thereon, as follows:

(a) Except as expressly stated in this Amendment, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Amendment.

(b) Borrower has made such investigation of the facts pertaining to this Amendment and all of the matters appertaining thereto, as it deems necessary.

(c) The terms of this Amendment are contractual and not a mere recital.

(d) Borrower has carefully read this Amendment and the contents hereof are known and understood by Borrower, and this Amendment is signed by Borrower freely and without duress.

(e) Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Each Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

8. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

9. Effectiveness. This Amendment shall be deemed effective only upon (a) the due execution and delivery to Bank of this Amendment by each other party hereto, and (b) Borrowers’ payment to Bank of a fee in an amount equal to $25,000.00.

10. Governing Law. This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Colorado.

[Signature page follows.]

11. JURY TRIAL WAIVER. BANK AND BORROWERS EACH IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING OF ANY ISSUE, CLAIM, COUNTERCLAIM OR OTHER CAUSE OF ACTION, WHETHER IN CONTRACT OR TORT, BASED UPON OR ARISING OUT OF THIS AMENDMENT OR THE LOAN AGREEMENT, THE CREDIT EXTENDED THEREUNDER, ANY COLLATERAL PROPERTY SECURING SUCH CREDIT, OR ANY OTHER AGREEMENT OR DEALINGS RELATING TO THE SUBJECT MATTER OF THIS AMENDMENT OR THE LOAN AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

Silicon Valley Bank		ACT Teleconferencing, Inc.

By:		By:
Name:	Illegible	Name:
Title:	Relationship Manager	Title:

BORROWER	BORROWER

ACT Teleconferencing Services, Inc.	ACT Videoconferencing, Inc.

By:	By:
Name:	Name:
Title:	Title:

BORROWER	BORROWER

ACT Proximity, Inc.	ACT Research, Inc.

By:	By:
Name:	Name:
Title:	Title:

Attachment to Waiver and Amendment to Loan and Security Agreement dated as of June 12, 2006

Silicon Valley Bank

Schedule to

Loan and Security Agreement

Original Date:	November 12, 2004, amended and restated entirely as of June 12, 2006

Borrower:	ACT Teleconferencing, Inc.
and	ACT Teleconferencing Services, Inc.
and	ACT Videoconferencing, Inc.
and	ACT Proximity, Inc.
and	ACT Research Inc.

This Schedule forms an integral part of the Loan and Security Agreement between Silicon Valley Bank and the above-named borrowers of even date, which borrowers are jointly and severally liable for all Obligations.

1.	CREDIT LIMIT

(Section 1.1):

For Revolving Loans:

An amount not to exceed the lesser of:

(i)	$3,500,000.00 at any one time outstanding (the “Maximum Credit Limit”); or

(ii)	the sum of (a) and (b) and (c) below:

(a) 80% (an “Advance Rate”) of the amount of Borrower’s Eligible Accounts (as defined in Section 8 above in this Agreement), plus

(b) 60% (an “Advance Rate”) of Borrower’s “earned unbilled” Accounts that are otherwise Eligible Accounts, provided that Loans made against such earned unbilled Accounts may not exceed $1,000,000.00 at any time, plus

(c) the lesser of (1) 80% (an “Advance Rate”) of the amount of Borrower’s Eligible Foreign Accounts (as defined below) or (2) $450,000.00;

minus the aggregate amount of all Letters of Credit (including drawn but unreimbursed Letters of Credit) outstanding from time to time plus obligations for Cash Management Services plus 10% of the total of FX Forward Contracts, all as defined below, outstanding from time to time, plus Reserves.

Silicon Valley Bank	Schedule to Loan and Security Agreement

“Eligible Foreign Accounts” are Accounts owing by an Account Debtor, which is not located in or does not have its principal place of business in the United States or Canada, but are otherwise Eligible Accounts.

Silicon may, from time to time, modify the Advance Rates, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts, its evaluation of other issues or factors relating to the Accounts or other Collateral. In addition, Silicon may, in its sole discretion, reserve against Loans which would otherwise be available hereunder such sums as Silicon shall determine in its good faith business judgment.

Letter of Credit Sublimit
(Section 1.6):	A face principal amount outstanding of up to $500,000.00, provided that the aggregate of all Letters of Credit outstanding from time to time plus obligations for Cash Management Services defined below plus 10% of the total of FX Forward Contracts defined below outstanding from time to time shall not, at any time, exceed $500,000.00.

Cash Management
Sublimit:	$500,000.00, provided that the aggregate of all Letters of Credit outstanding from time to time plus obligations for Cash Management Services defined below plus 10% of the total of FX Forward Contracts defined below outstanding from time to time shall not, at any time, exceed $500,000.00.

Cash Management
Services and Reserves:	Borrower may use Loans available hereunder, up to the Cash Management Sublimit set forth above, for Silicon’s Cash Management Services (as defined below), including, merchant services, business credit card, ACH and other services identified in the cash management services agreement related to such service (the “Cash Management Services”). Silicon may, in its sole discretion, reserve against Loans which would otherwise be available hereunder such sums as Silicon shall determine in its good faith business judgment in connection with the Cash Management Services, and Silicon may charge to Borrower’s Loan account, any amounts that may become due or owing to Silicon in connection with the Cash Management Services. Borrower agrees to execute and deliver to Silicon all standard form applications and agreements of Silicon in connection with the Cash Management Services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Silicon in connection with the Cash Management Services. The Cash Management Services shall terminate on the Maturity Date.

Foreign Exchange Forward Contract
Sublimit:	$500,000.00, provided that the aggregate of all Letters of Credit outstanding from time to time plus obligations for Cash Management Services plus 10% of the total of FX Forward Contracts defined below outstanding from time to time shall not, at any time, exceed $500,000.00.

Silicon Valley Bank	Schedule to Loan and Security Agreement

FX Forward Contracts:	Borrower may enter into foreign exchange forward contracts with Silicon, on its standard forms, under which Borrower commits to purchase from or sell to Silicon a set amount of foreign currency more than one business day after the contract date (the “FX Forward Contracts”); provided that (1) at the time the FX Forward Contract is entered into Borrower has Loans available to it under this Agreement in an amount at least equal to 10% of the amount of the FX Forward Contract; (2) the total FX Forward Contracts at any one time outstanding may not exceed 10 times the amount of the Foreign Exchange Contract Sublimit set forth above. Silicon shall have the right to withhold, from the Loans otherwise available to Borrower under this Agreement, a reserve (which shall be in addition to all other reserves) in an amount equal to 10% of the total FX Forward Contracts from time to time outstanding, and in the event at any time there are insufficient Loans available to Borrower for such reserve, Borrower shall deposit and maintain with Silicon cash collateral in an amount at all times equal to such deficiency, which shall be held as Collateral for all purposes of this Agreement. Silicon may, in its discretion, terminate the FX Forward Contracts at any time that an Event of Default occurs and is continuing. Borrower shall execute all standard form applications and agreements of Silicon in connection with the FX Forward Contracts, and without limiting any of the terms of such applications and agreements, Borrower shall pay all standard fees and charges of Silicon in connection with the FX Forward Contracts.

2. INTEREST.

Interest Rate (Section 1.2):	A rate equal to the sum of the “Prime Rate” in effect from time to time, plus 2.50% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. “Prime Rate” means the rate announced from time to time by Silicon as its “prime rate;” it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate. The interest rate is subject to the potential increases described in Section 5 below.

Minimum Monthly Interest:	In the event that the aggregate amount of interest earned by Bank in any month is less than $10,000.00 (the “Minimum Monthly Interest”), Borrower shall pay to Bank additional interest equal to (i) the Minimum Monthly Interest minus (ii) the aggregate amount of all interest earned by Bank in such month. Such additional interest shall be payable on the first day of the next month.

Silicon Valley Bank	Schedule to Loan and Security Agreement

3.	FEES (Section 1.4):

Loan Fee:	$25,000.00, payable concurrently herewith.

Collateral Handling Fee:	$1,000.00, payable monthly.

4.	MATURITY DATE

(Section 6.1):	June 11, 2007.

5.	FINANCIAL COVENANTS

(Section 5.1):

Borrower shall comply with the following covenant. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

Minimum EBITDA:

Borrower will maintain a minimum EBITDA of not less than $750,000 for the prior three (3) months, measured monthly, as of the end or each month, on a rolling three-month basis.

Definitions.	For purposes of the foregoing financial covenant, the following term shall have the following meaning:

“EBITDA” is Borrower’s consolidated earnings before interest expense, income taxes, depreciation, amortization of intangible assets and other non-cash charges made to Borrower’s income, determined in accordance with GAAP.

6.	REPORTING.

(Section 5.3):

Borrower shall provide Silicon with the following:

1.	Weekly transaction reports and schedules of collections, on Silicon’s standard form.

2.	Monthly accounts receivable agings, aged by invoice date, within 20 days after the end of each month.

3.	Monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within 20 days after the end of each month.

4.	Monthly unaudited consolidated and consolidating financial statements, as soon as available, and in any event within 30 days after the end of each month.

Silicon Valley Bank	Schedule to Loan and Security Agreement

5.	Monthly Compliance Certificates, within 30 days after the end of each month, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such month Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks.

6.	Quarterly schedules of cash transfers to foreign subsidiaries, as soon as available, and in any event within 20 days after the end of each fiscal quarter of Borrower.

7.	Quarterly unaudited consolidated and consolidating financial statements, as soon as available, and in any event within 45 days after the end of each fiscal quarter of Borrower, together with Borrower’s report to the SEC on 10-Q for such fiscal quarter.

8.	Annual projected, operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within 30 days prior to the end of each fiscal year of Borrower.

9.	Annual consolidated and consolidating financial statements, as soon as available, and in any event within 90 days following the end of Borrower’s fiscal year, audited by, and with an unqualified opinion of, independent certified public accountants acceptable to Silicon, together with Borrower’s report to the SEC on 10-K. for such fiscal year.

Borrower’s 10K and 10Q reports required to be delivered pursuant to Subsections 8 and 11 above shall be deemed to have been delivered on the date on which Borrower posts such report or provides a link thereto on Borrower’s website on the Internet; provided, that Borrower shall provide paper copies to Bank of the Compliance Certificates and all other reporting required by Section 5.3.

7.	NEGATIVE COVENANTS - EXCEPTIONS

(Section 5.5)

Notwithstanding the provisions of Section 5.5 (viii), Borrower may, without Silicon’s prior written consent, take the following actions:

Borrower may incur the following types of debt: (a) Borrower’s indebtedness to Bank under this Agreement or any other Loan Document; (b) indebtedness up to the amount shown on Annex 7 attached hereto which is existing on the date hereof and owing to the creditor(s) named on such Annex 7; (c) indebtedness to trade creditors and with respect to surety bonds and similar obligations; (d)

Silicon Valley Bank	Schedule to Loan and Security Agreement

Guaranties of permitted indebtedness; (e) indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices; (f) indebtedness between Borrower and any of its subsidiaries, or among any of Borrower’s subsidiaries; (g) indebtedness with respect to documentary letters of credit; (h) Capitalized leases and purchase money indebtedness secured by Permitted Liens; (i) indebtedness of entities acquired in any permitted merger or acquisition transaction; (j) Subordinated Debt and (k) refinanced indebtedness permitted above, provided that the amount of such indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid in connection with such refinancing and by an amount equal to any existing, but unutilized, commitment thereunder.

8.	EARLY TERMINATION

(Section 6.2)

Borrower shall pay an amount equal to 1.00% of the aggregate amount of the Maximum Credit Limit.

9.	DEFINITIONS “Permitted Liens” shall also mean:

(a) Liens existing on the date hereof which are identified on and in favor of the respective lienholders named on Annex 9 attached hereto and Liens arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) Liens (including with respect to capital leases) (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower or its subsidiaries incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof), or (ii) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired, if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof);

(d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c) and (e) through (p), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase;

(e) Licenses or sub licenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

(f) Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

Silicon Valley Bank	Schedule to Loan and Security Agreement

(g) Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;

(h) Liens on insurance proceeds securing the payment of financed insurance premiums;

(i) Customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other similar agreement;

(j) Liens on assets acquired in mergers and acquisitions not prohibited by the covenant limiting mergers and acquisitions;

(k) Liens consisting of pledges of cash, cash equivalents or government securities to secure swap or foreign exchange contracts or letters of credit;

(l) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(m) Carriers’, warehousemen’s, mechanics’, material men’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceeding if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(n) Pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(o) Deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money; and

(p) Easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; and

(q) Liens on any capital stock of Borrower’s foreign subsidiaries, which are superior to Silicon’s security interest pursuant to a written subordination agreement in such form as Silicon shall specify.

10.	BORROWER INFORMATION:

Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated November 4, 2004, previously submitted to Silicon (the “Representations”) is true and correct as of the date hereof.

11.	ADDITIONAL PROVISIONS

(1) Banking Relationship. Borrower shall at all times maintain its primary banking relationship with Silicon. Without limiting the generality of the foregoing, Borrower shall, at all times, after 90 days from the date of this Agreement, maintain on deposit with Silicon not less than 85% of its total consolidated cash, cash equivalents, and investments held at financial institutions within the United States. As to any deposit accounts maintained with other financial institutions, within 90 days from the date of this Agreement, Borrower shall cause such other financial institutions to enter into an account control agreement in form acceptable to Silicon in its good faith business judgment in order to perfect Silicon’s first-priority security interest in said deposit accounts. As to

Silicon Valley Bank	Schedule to Loan and Security Agreement

any investment accounts maintained with SVB Securities, Borrower shall cause SVB Securities to enter into a control agreement in form acceptable to Silicon in its good faith business judgment in order to perfect Silicon’s first-priority security interest in said investment accounts.

(2) Subordination of Debt. All present and future indebtedness of Borrower for borrowed money which is secured by any assets of Borrower shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon’s standard form or otherwise satisfactory to Silicon in its sole discretion. Borrower represents and warrants that there is no secured debt for borrowed money presently outstanding, except for that described on Annex 11-(2) attached hereto. Prior to incurring any such debt in the future, Borrower shall obtain Silicon’s prior written consent and cause the person to whom such debt will be owed to execute and deliver to Silicon a subordination agreement on Silicon’s standard form.

(3) Conditions Precedent. The making of the first Loan hereunder is subject to the following conditions precedent: Silicon shall have received: a UCC search with respect to each Borrower in the Office of the Secretary of State of the state of incorporation of each respective Borrower, showing the respective UCC-1 Financing Statement in favor of Silicon to be of record and showing no other filings (other than those with respect to Permitted Liens or otherwise permitted by Silicon).

(4) Intellectual Property. Borrower shall provide written notice to Bank of any new application filed by Borrower in the United States Patent and Trademark Office for a patent or to register a trademark or service mark within 30 days of any such filing. Borrower shall not register any Intellectual Property with the United States Copyright Office unless it: (i) has given at least fifteen (15) days’ prior notice to Bank of its intent to register such Intellectual Property and has provided Bank with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (ii) executes a security agreement or such other documents as Bank may reasonably request in order to maintain the perfection and priority of Bank’s security interest in the Intellectual Property proposed to be registered with the United States Copyright Office; and (iii) records such security documents with the United States Copyright Office contemporaneously with filing the application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank a copy of the application(s) filed with the United States Copyright Office, together with evidence of the recording of the security documents necessary for Bank to maintain the perfection and priority of its security interest in such Intellectual Property.

Silicon Valley Bank	Schedule to Loan and Security Agreement

Borrower:		Illegible

ACT TELECONFERENCING INC.		SILICON VALLEY BANK

By		By
	President or Vice President	Title	Relationship Manager

By
Secretary or Ass’t Secretary

Borrower:		Borrower:

ACT TELECONFERENCING SERVICES, INC.			ACT PROXIMITY, INC.

By			By
	President or Vice President			President or Vice President

By			By
	Secretary or Ass’t Secretary			Secretary or Ass’t Secretary

Borrower:		Borrower:

ACT VIDEOCONFERENCING, INC.			ACT RESEARCH INC.

By			By
	President or Vice President			President or Vice President

By			By
	Secretary or Ass’t Secretary			Secretary or Ass’t Secretary